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                                                                   EXHIBIT 12

              CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
   COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                            DIVIDEND REQUIREMENTS



                                                                                    YEAR ENDED DECEMBER 31
                                                                 ------------------------------------------------------
                                                                  1997        1996        1995         1994       1993
                                                                 ------      ------      ------       ------     ------
                                                                                (IN MILLIONS OF DOLLARS)
Net earnings before extraordinary item and
    cumulative effect of changes in accounting
    principles............................................       $2,805      $3,720      $2,121       $3,713     $2,415
    Add back:
       Taxes on income....................................        1,752       2,372       1,328        2,117      1,423
       Fixed charges......................................        1,379       1,339       1,359        1,267      1,433
       Amortization of previously capitalized interest....          114         111         103           87         94
    Deduct:
       Capitalized interest...............................          194         156         204          177        176
       Undistributed earnings from less than fifty-
        percent owned affiliates..........................           --          14          18           15          2
                                                                 ------      ------      ------       ------     ------
Earnings available for fixed charges......................       $5,856      $7,372      $4,689       $6,992     $5,187
                                                                 ------      ------      ------       ------     ------

Fixed charges:
    Interest expense......................................       $1,006      $1,007      $  995       $  937     $1,104
    Capitalized interest..................................          194         156         204          177        176
    Credit line commitment fees...........................            8          15          10           10         10
    Interest portion of rent expense......................          171         161         150          143        143
                                                                 ------      ------      ------       ------     ------
Total fixed charges.......................................       $1,379      $1,339      $1,359       $1,267     $1,433
                                                                 ------      ------      ------       ------     ------

Ratio of earnings to fixed charges........................         4.25        5.51        3.45         5.52       3.62
                                                                 ======      ======      ======       ======     ======

Preferred stock dividend requirements.....................       $    1      $    5      $   33       $  125     $  127
                                                                 ======      ======      ======       ======     ======

Ratio of earnings to fixed charges and preferred
    stock dividend requirements...........................         4.24        5.49        3.37         5.02       3.33
                                                                 ======      ======      ======       ======     ======

NOTE: The ratio of earnings to fixed charges is computed by dividing Earnings available for fixed charges by Total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing Earnings available for fixed charges by the sum of Total fixed charges and Preferred stock dividend requirements.